                                                                    Exhibit 10.1

                                                                  EXECUTION COPY








                                U.S. $900,000,000


                                CREDIT AGREEMENT

                            Dated as of March 1, 2002



                                      Among

                               TEMPLE-INLAND INC.
                                   as Borrower



                                       and

                                 CITIBANK, N.A.

                  as Administrative Agent and Collateral Agent

                                       and

                            SALOMON SMITH BARNEY INC.

               as Sole Arranger, Bookrunner and Syndication Agent

                                TABLE OF CONTENTS

ARTICLE I

         SECTION 1.01.  Certain Defined Terms                                                                     1

         SECTION 1.02.  Computation of Time Periods                                                              14

         SECTION 1.03.  Accounting Terms                                                                         14

ARTICLE II

         SECTION 2.01.  The Advances                                                                             14

         SECTION 2.02.  Making the Advances                                                                      15

         SECTION 2.03.  Fees                                                                                     15

         SECTION 2.04.  Termination or Reduction of the Commitments                                              16

         SECTION 2.05.  Repayment of Advances                                                                    16

         SECTION 2.06.  Interest on Advances                                                                     16

         SECTION 2.07.  Interest Rate Determination                                                              17

         SECTION 2.08.  Optional Conversion of Advances                                                          17

         SECTION 2.09. Prepayments of Advances                                                                   18

         SECTION 2.10.  Increased Costs                                                                          18

         SECTION 2.11.  Illegality                                                                               18

         SECTION 2.12.  Payments and Computations                                                                19

         SECTION 2.13.  Taxes                                                                                    19

         SECTION 2.14.  Sharing of Payments, Etc.                                                                21

         SECTION 2.15.  Evidence of Debt                                                                         21

         SECTION 2.16.  Use of Proceeds                                                                          21

ARTICLE III

         SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.01                                    22

         SECTION 3.02.  Conditions Precedent to Each Borrowing,                                                  24

         SECTION 3.03.  Determinations Under Section 3.01                                                        25

ARTICLE IV

         SECTION 4.01.  Representations and Warranties of the Borrower                                           25

ARTICLE V

         SECTION 5.01.  Affirmative Covenants                                                                    29

         SECTION 5.02.  Negative Covenants                                                                       33

ARTICLE VI

         SECTION 6.01.  Events of Default                                                                        39

ARTICLE VII

         SECTION 7.01.  Authorization and Action                                                                 41

         SECTION 7.02.  Agent's Reliance, Etc.                                                                   41

         SECTION 7.03.  Citibank and Affiliates                                                                  42

         SECTION 7.04.  Lender Credit Decision                                                                   42

         SECTION 7.05.  Indemnification                                                                          42

         SECTION 7.06.  Successor Agent                                                                          42

ARTICLE VIII

         SECTION 8.01.  Amendments, Etc.                                                                         43

         SECTION 8.02.  Notices, Etc.                                                                            43

         SECTION 8.03.  No Waiver; Remedies                                                                      43

         SECTION 8.04.  Costs and Expenses                                                                       43

         SECTION 8.05.  Right of Set-off                                                                         44

         SECTION 8.06.  Binding Effect                                                                           44

         SECTION 8.07.  Assignments and Participations                                                           45

         SECTION 8.08.  Confidentiality                                                                          46

         SECTION 8.09.  Governing Law                                                                            46

         SECTION 8.10.  Execution in Counterparts                                                                46

         SECTION 8.11.  Jurisdiction, Etc.                                                                       47

         SECTION 8.12.  Waiver of Jury Trial                                                                     47



Schedules

Schedule I - List of Applicable Lending Offices

Schedule 1.01 - Mortgaged Property

Schedule 4.01(n) - Repaid Indebtedness

Schedule 4.01(r) - Mortgage Filing Offices

Schedule 4.01(s) - Gaylord Indebtedness

Schedule 5.02(a) - Existing Liens

Exhibits

Exhibit A        -   Form of Note

Exhibit B        -   Form of Notice of Borrowing

Exhibit C        -   Form of Assignment and Acceptance

Exhibit D-1      -   Form of Opinion of Counsel for the Borrower

Exhibit D-2     -    Form of Opinion of Special Counsel for the Borrower

Exhibit D-3     -    Form of Opinion of Local Counsel for the Borrower

Exhibit E        -   Form of Guaranty

Exhibit F        -   Form of Pledge Agreement

                                CREDIT AGREEMENT

                            Dated as of March 1, 2002


                  TEMPLE-INLAND INC., a Delaware corporation (the "Borrower"), and CITIBANK, N.A. ("Citibank"), as administrative agent (the "Agent") for the Lenders (as hereinafter defined) and as Collateral Agent (as hereinafter defined), agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Advance" means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

                  "Affiliate" means, as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Agent's Account" means the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, Suite 200, New Castle, Delaware 19720, Account No. 36852248, Attention: Paul Joseph.

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

                  "Applicable Margin" means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

                      Public Debt Rating         Applicable Margin for          Applicable Margin for
                         S&P/Moody's              Base Rate Advances          Eurodollar Rate Advances
                      ------------------         ---------------------        ------------------------

                  Level 1
                  A- and A3                             0.000%                         0.475%

                  Level 2
                  BBB+ and Baa1                         0.000%                         0.675%

                  Level 3
                  BBB and Baa2                          0.000%                         1.000%

                  Level 4
                  BBB- and Baa3                         0.500%                         1.325%

                  Level 5
                  Lower than Level 4                    0.750%                         1.750%

                  If the Public Debt Ratings established by Moody's and S&P are not in the same Level, then the Applicable Margin will be determined by reference to the Level containing the lower of the two Public Debt Ratings.

                  "Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

                      Public Debt Rating        Applicable Percentage/         Applicable Percentage/
                         S&P/Moody's                 Facility Fee                  Utilization Fee
                      ------------------        ----------------------         ----------------------

                  Level 1
                  A- and A3                             0.150%                         0.250%

                  Level 2
                  BBB+ and Baa1                         0.200%                         0.250%

                  Level 3
                  BBB and Baa2                          0.250%                         0.250%

                  Level 4
                  BBB- and Baa3                         0.300%                         0.375%

                  Level 5
                  Lower than Level 4                    0.375%                         0.375%


                  If the Public Debt Ratings established by Moody's and S&P are not in the same Level, then the Applicable Percentage will be determined by reference to the Level containing the lower of the two Public Debt Ratings.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

                  "Attributable Debt" means, at the time of determination, the present value (discounted at one half (1/2) of the Eurodollar Rate for three month deposits on the date of such determination) of the obligation of the lessee in respect of a lease entered into in connection with any Sale and Leaseback Transaction for net rental payments during the remaining term of such lease (including any period for which such lease has been extended).

                  "Availability Period" means the period from the Effective Date to the earlier of the date that is 120 days after the Effective Date and the date of termination of the Commitments.

                  "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                           (a) the rate of interest announced publicly by
                  Citibank in New York, New York, from time to time, as Citibank's base rate;

                           (b) the sum (adjusted to the nearest 1/4 of 1% or, if
                  there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

                           (c) 1/2 of one percent per annum above the Federal
                  Funds Rate.

                  "Base Rate Advance" means a Advance that bears interest as provided in Section 2.06(a)(i).

                  "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to
         Section 2.01.

                  "Business" has the meaning specified in Section 4.01(o).

                  "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City or Chicago, Illinois and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

                  "Change of Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding shares of voting stock of the Borrower.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations adopted thereunder.

                  "Collateral" means any and all "Collateral" (or, in the case of a Mortgage, any and all "Trust Property"), as defined in any applicable Security Document.

                  "Collateral Agent" means Citibank, in its capacity as collateral agent under the Security Documents.

                  "Commitment" means as to any Lender (a) the amount set forth opposite such Lender's name on the signature pages hereof or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to
         Section 2.04.

                  "Commitment Letter" means the Commitment Letter dated as of September 26, 2001 (as amended) by and among Salomon Smith Barney Inc., Citibank, N.A. and the Borrower.

                  "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414 of the Code.

                  "Confidential Information" means information that the Borrower furnishes to the Agent or any Lender designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.

                  "Contingent Obligations" means, as applied to any Person, any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

                  "Contractual Obligation" means, as applied to any Person, any provision of any equity or debt securities issued by that Person, any indenture governing such debt securities or any material mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

                  "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

                  "Debt Tender" means, collectively, the tender offers and related consent solicitations made by Inland Container for the Target Debt pursuant to the Debt Tender Documents as required by the Merger Agreement.

                  "Debt Tender Documents" means the Offer to Purchase and Consent Solicitation Statement dated January 22, 2002, and the related Letter of Transmittal and Consent.

                  "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                  "EBITDDA" means, for any period, the sum of (a) Net Income, plus (b) Net Interest Expense to the extent included in the determination of Net Income, plus (c) provision for income taxes of the Borrower and its consolidated Subsidiaries, plus (d) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind to the extent included in the determination of Net Income, plus (e) all amounts treated as expenses for the depletion of Timber from the Timberlands owned by the Borrower or any of its consolidated Subsidiaries to the extent included in the determination of Net Income.

                  "Effective Date" has the meaning specified in Section 3.01.

                  "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (d) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (e) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (e); (f) the central bank of any country that is a member of the Organization for Economic

         Cooperation and Development; (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000; or (h) any other Person approved by the Agent; provided, however, that neither the Borrower nor an Affiliate of the Borrower, nor an entity controlled by a Person engaged in the forest products industry shall qualify as an Eligible Assignee.

                  "Environmental Laws" means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                  "Equity Tender" means the tender offer made by Merger Sub for all of Gaylord's outstanding capital stock pursuant to the Equity Tender Documents as required by the Merger Agreement.

                  "Equity Tender Documents" means the Offer to Purchase relating to the Equity Tender filed with the Securities and Exchange Commission on January 22, 2002, and the related Letter of Transmittal.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Commonly Controlled Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from a Multiemployer Plan or notification that a Multiemployer Plan is in Reorganization or Insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
         Section 4007 of ERISA, upon the Borrower or any Commonly Controlled Entity.

                  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                  "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on the display designated on page "LIBO" on the Reuter Monitor Money Rate Services (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00

         A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

                  "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(ii).

                  "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

                  "Events of Default" has the meaning specified in Section 6.01.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fee Letter" means the Fee Letter dated as of September 26, 2001 by and among Salomon Smith Barney Inc., Citibank, N.A. and the Borrower.

                  "Financial Services Subsidiary" means any of the Borrower's Subsidiaries principally engaged in banking (including mortgage banking), equipment leasing, real estate development, insurance or similar businesses.

                  "Fiscal Quarter" means each fiscal quarter of the Borrower determined in accordance with its Fiscal Year.

                  "Fiscal Year" means each fiscal year of the Borrower, being the 52-53 week year ending on the Saturday closest to each December 31.

                  "Funded Indebtedness" means, as calculated on a consolidated basis for the Borrower and its Subsidiaries based on the Parent Company Financial Statements as of any date of determination, the total amount of all interest-bearing Indebtedness (including all issued and undrawn letters of credit) of the Borrower and its Subsidiaries (including all Contingent Obligations of the Borrower and its Subsidiaries in respect of interest-bearing Indebtedness of Financial Services Subsidiaries or in respect of obligations of any joint venture).

                  "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time and as applied in the Parent Company Financial Statements.

                  "Gaylord" means Gaylord Container Corporation, a Delaware corporation.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Gross Interest Expense" means, as calculated for any period on a consolidated basis for the Borrower and its Subsidiaries based on the Parent Company Financial Statements as of any date of determination, interest expense for such period (including all commissions discounts, fees and other charges under letters of credit and similar instruments) classified and accounted for in accordance with GAAP.

                  "Guaranty" means the Guaranty, substantially in the form of Exhibit E hereto, made by TIFPC in favor of the Collateral Agent for the benefit of the Secured Parties.

                  "Hedge Agreements" means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

                  "Indebtedness" means, as to any Person, (a) all indebtedness of such Person for borrowed money, including, without limitation, all amounts outstanding under this Agreement and any of the other Loan Documents, (b) all capital leases of such Person (but excluding any operating leases), (c) to the extent of the outstanding Indebtedness thereunder, all obligations of such Person that are evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) all obligations of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary industry terms), (e) all obligations of such Person of the nature described in clauses (a), (b),
         (c) or (d), above, and not otherwise included therein that are secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) all obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) all obligations of such Person to reimburse the issuer of any letter of credit issued for the account of such Person, whether drawn or undrawn (excluding, however, such obligations if the letters of credit support other Indebtedness of such Person), (h) all Contingent Obligations of such Person and (i) for the purposes of Section 6.01(e) only, all obligations of such Person actually due in respect of Hedge Agreements without regard to the notional amount of such agreement.

                  "Information Memorandum" means the information memorandum to be prepared after the Effective Date by the Agent and the Borrower and used by the Agent in connection with the syndication of the Commitments.

                  "Inland Container" means Inland Container Corporation I, a Delaware corporation.

                  "Inland Investments" means Inland Investments LLC, a Delaware limited liability company.

                  "Inland Paperboard" means Inland Paperboard and Packaging, Inc., a Delaware corporation.

                  "Insolvency" means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Insolvent" means pertaining to a condition of Insolvency.

                  "Interest Coverage Ratio" means, as calculated quarterly for the Borrower, on a consolidated basis, as of the last day of each Fiscal Quarter on a rolling four (4) Fiscal Quarter basis, the ratio of
         (a) EBITDDA to (b) Net Interest Expense.

                  "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of any Borrowing made prior to February 28, 2002, and subject to clause (iii) of this definition, one week or (b) in the case of any Borrowing, one, two, three or six months, and subject to clause (iii) of this definition, nine months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                           (i) the Borrower may not select any Interest Period
                  with respect to any Eurodollar Rate Advance that ends after the Maturity Date;

                           (ii) Interest Periods commencing on the same date for
                  Eurodollar Rate Advances comprising part of the Borrowing shall be of the same duration;

                           (iii) in the case of any such Borrowing, the Borrower
                  shall not be entitled to select an Interest Period having duration of one week or nine months, as applicable, unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of one week or nine months, as applicable;

                           (iv) whenever the last day of any Interest Period
                  would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                           (v) whenever the first day of any Interest Period
                  occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

                  "IRS" the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                  "Lenders" means Citibank and each Person that shall become a party hereto pursuant to Section 8.07.

                  "Leverage Ratio" means, as calculated at any date of determination, the ratio of (a) Funded Indebtedness to (b) Total Capitalization.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature of a security interest

                  "Loan Documents" means, collectively, this Agreement, the Security Documents and any Notes.

                  "Loan Parties" means the Borrower and the Subsidiary Loan Parties.

                  "Margin Stock" means "margin stock" as defined in Regulation U adopted by the Federal Reserve Board (12 C.F.R. Part 221).

                  "Margin Regulations" means, collectively, Regulations T, U and X adopted by the Federal Reserve Board (12 C.F.R. Parts 220, 221 and 224, respectively).

                  "Material Adverse Change" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, condition (financial or otherwise), properties, performance, prospects or operations of the Borrower or the Borrower and its Subsidiaries, taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of any of the Borrower or its Subsidiaries to pay or perform its obligations under any of the Loan Documents to which it is a party or to avoid an Event of Default or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any Lender to enforce any of its legal remedies pursuant to the Loan Documents.

                  "Material Equity Issuance" means one or more issuances after the Effective Date by the Borrower and/or the Subsidiaries of equity or equity-like securities of the Borrower or such Subsidiary having terms reasonably acceptable to the Required Lenders, yielding aggregate Net Cash Proceeds of not less than $500,000,000.

                  "Material Subsidiary" means any Subsidiary of the Borrower (a) the assets of which exceed ten percent (10.0%) of the total assets of the Borrower and its consolidated Subsidiaries (determined based on their net book value) or (b) the Net Income of which exceeds ten percent (10.0%) of Net Income of the Borrower and its consolidated Subsidiaries (determined for the next preceding Fiscal Year) and in any event shall include Merger Sub, Inland Investments, Gaylord, TIFPC, Inland Paperboard, Inland Container, Temple-Inland Financial Services Inc., Guaranty Bank, Guaranty Holdings Inc. I, MBHC Inc. and Guaranty Residential Lending, Inc.

                  "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "Maturity Date" means February 28, 2003.

                  "Merger" means the merger of Merger Sub with and into Gaylord, in accordance with the Merger Agreement, pursuant to which Gaylord will be the surviving corporation.

                  "Merger Agreement" means the Agreement and Plan of Merger dated as of January 21, 2002, by and among the Borrower, Merger Sub and Gaylord.

                  "Merger Sub" means Temple-Inland Acquisition Corporation, a Delaware corporation.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.

                  "Mortgaged Property" means each parcel of real property and the improvements thereto owned or leased by a Subsidiary Loan Party and identified on Schedule 1.01.

                  "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Net Cash Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar cash payments, net of (b) the sum of (i) all reasonable commissions, fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or other damage or condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Indebtedness created under this Agreement) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund (A) retained liabilities relating to the assets sold or (B) contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

                  "Net Income" means, as calculated for any period on a consolidated basis for the Borrower and its Subsidiaries based on the Parent Company Financial Statements for any period, the net income (or loss) for such period taken as a single accounting period and determined in accordance with GAAP.

                  "Net Interest Expense" means, as calculated for any period on a consolidated basis for the Borrower and its Subsidiaries based on the Parent Company Financial Statements for such period (a) Gross Interest Expense for such period, less (b) interest income for such period determined in accordance with GAAP.

                  "Note" means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section
         2.15 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

                  "Notice of Borrowing" has the meaning specified in Section 2.02(a).

                  "Obligations" has the meaning assigned to such term in the Pledge Agreement.

                  "Parent Company Financial Statements" means the financial statements of the Borrower and its Subsidiaries that account for the Financial Services Subsidiaries using the equity method of accounting.

                  "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower or a Commonly Controlled Entity sponsors, maintains or to which it makes, is making or is obligated to make contributions, or in the case of multiple employer plan (as described in

         Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

                  "Permitted Business" means, with respect to a Financial Services Subsidiary, any business of such Financial Services Subsidiary existing on the date of this Agreement and any business that is reasonably related, ancillary or complementary to any business of such Financial Services Subsidiary existing on the date of this Agreement.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plan" means, at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Pledge Agreement" means the Pledge Agreement, substantially in the form of Exhibit F hereto, among the Subsidiary Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.

                  "Prepayment Event" means:

                           (a) any sale, transfer or other disposition
                  (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than (i) sales of inventory or used or surplus equipment in the ordinary course of business; (ii) sales, transfers and dispositions to the Borrower or a Subsidiary; (iii) in the case of a Financial Services Subsidiary, any sale, transfer or other disposition of less than substantially all the assets of such Financial Services Subsidiary, provided that, in the case of any such sale, transfer or other disposition outside the ordinary course of business, the Agent shall have received from the Borrower (x) a certificate of a Responsible Officer of such Financial Services Subsidiary at the time of such event certifying that such Financial Services Subsidiary intends to use the Net Cash Proceeds of such event to acquire assets to be used in a Permitted Business within 270 days of receipt of such Net Cash Proceeds and (y) a certificate of a Responsible Officer of the Borrower at the time of such event certifying that no Default has occurred and is continuing, provided, further, that (A) in the case of any such sale, transfer or other disposition outside the ordinary course of business, to the extent the Net Cash Proceeds therefrom are not so used at the end of such 270-day period, such event shall be deemed a Prepayment Event with Net Cash Proceeds equal to the Net Cash Proceeds so remaining unused and (B) notwithstanding anything in this Agreement to the contrary, in no event shall this paragraph (a) impose any obligation on a Financial Services Subsidiary if satisfying such obligation would cause such Financial Services Subsidiary to be in violation of any material Requirement of Law; and (iv) other dispositions resulting in aggregate Net Cash Proceeds not exceeding $10,000,000 during the term of this Agreement; or

                           (b) any casualty or other insured damage to, or any
                  taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Cash Proceeds therefrom have not been applied (or committed to be applied pursuant to a binding agreement) to repair, restore or replace such property or asset within 270 days after such event; or

                           (c) the issuance by the Borrower or any Subsidiary of
                  any equity or equity-like securities, or the receipt by the Borrower or any Subsidiary of any capital contribution, other than (i) any such issuance of equity securities to, or receipt of any such capital contribution from, the Borrower or a Subsidiary and (ii) in the case of a Financial Services Subsidiary, the issuance of preferred equity securities; or

                           (d) the incurrence by the Borrower or any Subsidiary
                  of any Indebtedness, other than Indebtedness that is permitted under Section 5.02(k) (excluding Indebtedness permitted under clause (ii) or clause (xii) of Section 5.02(k) in an aggregate principal amount in excess of $10,000,000).

                  "Principal Manufacturing Facility" means a linerboard, corrugating medium, paperboard, paper or pulp mill or other paper converting plant of the Borrower or any of its Subsidiaries that is located within the United States of America, other than any such mill or plant or portion thereof (a) that is financed by obligations issued by a state, a territory or a possession of the United Sates of America, or any political subdivision of any of the foregoing or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a)(1) of the Code (or any successor to such provision) as in effect at the time of issuance of such obligations or (b) that, in the opinion of the board of directors of the Borrower, is not of material importance to the total business conducted by the Borrower or its Subsidiaries as an entirety.

                  "Properties" has the meaning specified in Section 4.01(o).

                  "Public Debt Rating" means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing,
         (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of "Applicable Margin" or "Applicable Percentage", as the case may be; (c) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (d) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

                  "Reorganization" means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                  "Reportable Event" means any of the events set forth in
         Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .34 or .35 of PBGC Reg. Section 4043.

                  "Register" has the meaning specified in Section 8.07(d).

                  "Required Lenders" means at any time Lenders owed more than 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments.

                  "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Responsible Officer" means the chief executive officer, the president or any vice president of the Borrower or, with respect to financial matters, the chief financial officer, chief accounting officer or treasurer of the Borrower.

                  "Restricted Indebtedness" means Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, redemption, repurchase or defeasance of which is restricted under Section 5.02(l).

                  "Restricted Payment" means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any capital stock of the Borrower or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such shares of capital stock of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any Subsidiary.

                  "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

                  "Sale and Leaseback Transactions" means any arrangement with any Person providing for the leasing to the Borrower or a Subsidiary of any Property or assets (except, in the case of any Timberlands or any Principal Manufacturing Facility, for temporary leases for a term of not more than three (3) years), which Property or asset has been owned and, in the case of any Principal Manufacturing Facility, has been placed in commercial operation for more than 180 days by the Borrower or such Subsidiary and has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person.

                  "Secured Parties" has the meaning assigned to such term in the Pledge Agreement.

                  "Security Documents" means the Pledge Agreement, the Mortgages and the Guaranty.

                  "Subsidiary" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. For purposes of the representations and warranties made hereunder on the Effective Date, the conditions precedent set forth in Section 3.01 and compliance with the terms and conditions hereof on the Effective Date, the "Subsidiaries" shall be determined after giving effect to the Merger unless the context expressly requires otherwise.

                  "Subsidiary Loan Party" means each of Merger Sub, Inland Investments, Inland Container and TIFPC.

                  "Substantial Portion" means, with respect to the Property and assets of the Borrower and its Subsidiaries, Property and assets which
         (a) represents more than twenty percent (20.0%) of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the Parent Company Financial Statements as at the beginning of the twelve-month period ending with the month in which such determination is made or (b) is responsible for more than twenty percent (20.0%) of the consolidated net sales or consolidated net income, in either case of the Borrower and its Subsidiaries as reflected in the financial statement referred to in clause (a) above.

                  "Synthetic Purchase Agreement" means any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or a Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by a third party from a Person other than the Borrower or a Subsidiary of any shares of capital stock or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any shares of capital stock or any Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any shares of capital stock or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers, consultants, advisors or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

                  "Tangible Net Assets" means, at any time, and determined in accordance with GAAP, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom
         (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent Parent Company Financial Statements.

                  "Target Debt" means Gaylord's outstanding 9-3/8% Senior Notes due 2007, 9-3/4% Senior Notes due 2007 and 9-7/8% Senior Subordinated Notes due 2008.

                  "TIFC" means Temple-Inland Funding Corporation, a Nevada corporation.

                  "TIFPC" means Temple-Inland Forest Products Corporation, a Delaware corporation.

                  "Timber" means all trees or timber to be cut from land that is owned or leased by the Borrower or its Subsidiaries, whether severed or unsevered and including standing and down timber, stumps and cut timber remaining on such land or otherwise, and logs, wood chips and other forest products, whether now located on or hereafter planted or growing in or on the such land or otherwise or now or hereafter removed from such land or otherwise for sale or other disposition.

                  "Timberlands" means, at any time, Property in the United States that (a) contains standing Timber that is, or upon completion of a growth cycle then in process is expected to become, of a commercial quantity and of merchantable quality and (b) is suitable and principally used for Timber production.

                  "Total Capitalization" means the sum of Funded Indebtedness plus the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP.

                  "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                  "Wholly-Owned Subsidiary" means with respect to any Person (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person or
         (b) any firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization one hundred percent (100.0%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

                  SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                  SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with GAAP.

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

                  SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time during the Availability Period in an amount not exceeding such Lender's remaining Commitment; provided that the Borrower shall not be permitted to make more than seven Borrowings. Such Borrowings shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

                  SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after the Agent's receipt of such funds, the Agent will make such funds available to the Borrower at such bank account as the Borrower shall have advised to the Agent in writing.

                  (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than seven separate Borrowings.

                  (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (d) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

                  (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

                  SECTION 2.03. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment (whether used or unused) from the Effective Date to the Maturity Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears on the last day of March, June, September and December of each year and on the Maturity Date.

                  (b) The Borrower agrees to pay the Agent for the account of each Lender a utilization fee on the aggregate outstanding face amount of each Borrowing, which fee shall accrue during any period that the aggregate outstanding face amount of Borrowings is equal to or in excess of $300,000,000 at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears on the last day of March, June, September and December of each year and on the date such Borrowing is repaid or prepaid in full.

                  (c) Agent's Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

                  SECTION 2.04. Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

                  (b) Mandatory. (i) Upon the making of the Advances during the Availability Period, the Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount of each Advance. The Commitments of the Lenders shall be automatically reduced in an amount equal to the unused portion thereof on the date that is 120 days after the Effective Date.

                  (ii) Immediately after receipt by the Borrower or any Subsidiary of any Net Cash Proceeds in respect of a Prepayment Event, the Commitments of the Lenders shall be automatically and permanently reduced in an amount equal to the excess, if any, of such Net Cash Proceeds over the outstanding principal amount of Advances prepaid with such Net Cash Proceeds pursuant to Section 2.09(b) and the reimbursement of Lenders in connection with such prepayment pursuant to
         Section 8.04(c), if any.

                  SECTION 2.05. Repayment of Advances. On the Maturity Date, the Borrower shall repay to the Agent for the ratable account of the Lenders the aggregate principal amount of the Advances outstanding on such date.

                  SECTION 2.06. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of
         (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                  (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                  (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest ("Default Interest") on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

                  SECTION 2.07. Interest Rate Determination. (a) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  (b) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

                  (c) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

                  (d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

                  (e) If both Telerate Markets Page 3750 and the display designated on page "LIBO" on the Reuter Monitor Money Rates Service are unavailable,

                  (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

                  (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

                  (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  SECTION 2.08. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and
(iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

                  SECTION 2.09. Prepayments of Advances. (a) The Borrower may, upon notice at least three Business Days' prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, deliver to the Agent written notice stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

                  (b) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, immediately after such Net Cash Proceeds are received, prepay the outstanding principal amount of the Advances ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, in an aggregate amount equal to such Net Cash Proceeds; provided that in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

                  SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, provided, however, that if a Lender fails to deliver a demand for any additional compensation to which it is entitled under this Section 2.10(a) within 180 days after such Lender becomes entitled thereto, such Lender shall only be entitled to additional compensation for any such amounts incurred prior to the date of such demand that accrued from and after the date that is 180 days prior to the date such Lender delivers such demand and for all such additional compensation that shall accrue on and after the date of such demand. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder, provided, however, that if a Lender fails to deliver a demand for any additional compensation to which it is entitled under this Section 2.10(b) within 180 days after such Lender becomes entitled thereto, such Lender shall only be entitled to additional compensation for any such amounts incurred prior to the date of such demand that accrued from and after the date that is 180 days prior to the date such Lender delivers such demand and for all such additional compensation that shall accrue on and after the date of such demand. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                  SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any other Loan Document in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                  (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any other Loan Document held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

                  (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

                  SECTION 2.13. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Loan Document or any other documents to be delivered hereunder shall be made, in accordance with Section 2.12 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents or any other documents to be delivered hereunder (hereinafter referred to as "Other Taxes").

                  (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor, provided that the Borrower shall not be liable to any Lender for any such incremental taxes, interest or penalties that could have been avoided had such Lender provided prompt and timely notice to the Borrower of such Taxes or Other Taxes.

                  (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection
(e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                  (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of Citibank and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

                  (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.13(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

                  SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                  SECTION 2.15. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

                  (b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

                  (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

                  SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely (a) to pay the cash consideration payable in the Equity Tender, (b) to pay the cash consideration payable in the Debt Tender, (c) to repay certain of Gaylord's existing bank debt and other existing debt and (d) to pay fees and expenses in connection with the foregoing.

                  SECTION 2.17. Lending Office Designation. Each Lender agrees that if it makes any demand for payment under Section 2.10, 2.11 or 2.13(a), or if any adoption or change of the type described in Section 2.07(b) shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 2.10. 2.11 or 2.13(a), or would eliminate or reduce the effect of any adoption or change described in Section 2.07(b); provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.17 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section
2.10. 2.11 or 2.13(a).

                                   ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

                  SECTION 3.01. Conditions Precedent to Effectiveness of Section
2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

                  (a) The Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

                  (b) All conditions to the purchase of the Target Debt in the Debt Tender shall have been satisfied or waived, and the Target Debt tendered pursuant to the Debt Tender shall have been accepted for payment in accordance with the terms of the Debt Tender Documents without giving effect to any waiver or amendment thereof not approved by the Required Lenders, and, in any event, Inland Container and Inland Investments shall have received consents from the holders of a sufficient amount of the Target Debt pursuant to the Debt Tender to amend the Target Debt covenants in the indentures relating to the Target Debt as contemplated in the Debt Tender Documents.

                  (c) Gaylord's Board of Directors shall have recommended that the Gaylord stockholders tender their shares pursuant to the Equity Tender and, if applicable, vote in favor of the Merger, and all conditions to the purchase of the capital stock of Gaylord in the Equity Tender shall have been satisfied or waived, and the shares tendered pursuant to the Equity Tender shall have been accepted for payment in accordance with the terms of the Equity Tender Documents without giving effect to any waiver or amendment thereof not approved by the Required Lenders, and, in any event, Merger Sub and Inland Investments shall have accepted for payment no less than 2/3 of the outstanding capital stock of Gaylord.

                  (d) There shall have occurred no Material Adverse Change since December 29, 2001.

                  (e) There shall have occurred no material adverse change in the business, condition (financial or otherwise), properties, performance, prospects or operations of Gaylord and its subsidiaries, taken as a whole, since September 30, 2001.

                  (f) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to result in a Material Adverse Change, (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of any of the Debt Tender, the Equity Tender, the Merger or the other transactions contemplated hereby, (iii) could be reasonably likely to restrain, prevent or impose burdensome conditions on any of the Equity Tender, the Debt Tender, the Merger or the other transactions contemplated hereby, (iv) could be reasonably likely to prohibit, or impose any material limitations on, the Borrower's, Inland Investment's or Merger Sub's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or Gaylord's business or assets, or to compel the Borrower, Inland Investment or Merger Sub or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Gaylord or the Borrower and their respective subsidiaries, in each case taken as a whole, (v) could be reasonably likely to obtain from Gaylord, the Borrower or any of their respective subsidiaries any damages that are material in relation to the Borrower and its Subsidiaries, taken as a whole, (vi) could be reasonably likely to impose material limitations on the ability of Merger Sub or Inland Investments, or to render Merger Sub or Inland Investments unable, to accept for payment or pay for the shares of capital stock of Gaylord tendered pursuant to the Equity Tender, (vii) could be reasonably likely to impose material limitations on the ability of Inland Container or Inland Investments, or to render Inland Container or Inland Investments unable, to accept for payment or pay for the Target Debt tendered pursuant to the Debt Tender or (viii) could be reasonably likely to impose material limitations on the ability of the Borrower, Inland Investments or Merger Sub to (A) exercise effectively full rights of ownership of capital stock of Gaylord purchased by it, including, without limitation, the right to vote such capital stock on all matters properly presented to Gaylord's stockholders or (B) exercise full rights of ownership of the instruments representing the Target Debt.

                   (g) All material governmental and third party consents necessary in connection with the Equity Tender, the Debt Tender, the Merger and the other transactions contemplated hereby shall have been obtained (without the imposition of any material conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable that results in any of the consequences referred to in clauses (i) through (viii) of paragraph (h) above. All applicable waiting periods shall have expired, and there shall be no governmental or judicial action, actual or threatened, that has a reasonable likelihood of resulting in any of the consequences referred to in clauses (i) through (viii) of paragraph (h) above.

                  (h) The Borrower shall have notified the Agent, on behalf of each Lender, in writing as to the proposed Effective Date.

                  (i) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

                  (j) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                           (i) the representations and warranties contained in
                  Section 4.01 are correct on and as of the Effective Date, and

                           (ii) no event has occurred and is continuing that
                  constitutes a Default.

                   (k) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

                           (i) the Notes to the order of each Lender to the
                  extent requested by such Lender pursuant to Section 2.15;

                           (ii) certified copies of the resolutions of the Board
                  of Directors of each of the Borrower and the Subsidiary Loan Parties approving the Loan Documents to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents;

                           (iii) certificates of the Secretary or an Assistant
                  Secretary of each of the Borrower and the Subsidiary Loan Parties certifying the names and true signatures of the respective officers of each of the Borrower and the Subsidiary Loan Parties, in each case authorized to sign the Loan Documents and the other documents to be delivered hereunder to which it is a party;

                           (iv) a favorable opinion of Grant Adamson, Senior
                  Counsel for the Borrower, substantially in the form of Exhibit D-1 hereto and as to such other matters as any Lender through the Agent may reasonably request;

                           (v) a favorable opinion of Skadden, Arps, Slate,
                  Meagher & Flom LLP, special counsel for the Borrower, substantially in the form of Exhibit D-2 hereto and as to such other matters as any Lender through the Agent may request;

                           (vi) a favorable opinion of local counsel in each
                  jurisdiction where a Mortgaged Property is located, substantially in the form of Exhibit D-3 hereto; and

                           (vii) a favorable opinion of Cravath, Swaine & Moore,
                  counsel for the Agent, in form and substance satisfactory to the Agent.

                  (l) The Agent shall have received (i) counterparts of the Pledge Agreement signed on behalf of Merger Sub, Inland Investments and Inland Container and (ii) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Pledge Agreement.

                  (m) The Agent shall have received counterparts of the Guaranty signed on behalf of TIFPC.

                  (n) The Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property signed on behalf of the record owner of such Mortgaged Property and (ii) such site maps as may be required pursuant to such Mortgages or as the Collateral Agent or the Required Lenders may reasonably request.

                  (o) There shall have occurred no change, and there shall exist no circumstance or condition, in the loan syndication, financial, banking or capital markets generally that, in the judgment of the Agent, would materially impair the syndication of the Commitments.

                  (p) The Public Debt Ratings established by Moody's and S&P shall be no lower than Baa3 and BBB-, respectively.

                  SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

                  (i) the representations and warranties contained in Section
         4.01 are correct on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except for representations and warranties expressly made as of an earlier date, which shall be correct on and as of such earlier date, and

                  (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

                  SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                  (a) Financial Condition. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 29, 2001 and the related consolidated statements of income and of cash flows for the Fiscal Year ending on such date, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the Fiscal Year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material guarantee obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or disclosed in the notes thereto. During the period from December 29, 2001 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at the Effective Date.

                  (b) No Change. From December 29, 2001 to the date hereof there has been no development or event which constitutes or could reasonably be expected to constitute a Material Adverse Change.

                  (c) Corporate Existence; Compliance with Law. Each of the Borrower and its Material Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except for such jurisdictions in which the failure to be qualified would not cause a Material Adverse Change and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to result in a Material Adverse Change.

                  (d) Corporate Power; Authorization; Enforceable Obligations. The Equity Tender, the Debt Tender, the Merger and the other transactions contemplated hereby to be entered into by the Borrower and its Subsidiaries, as the case may be, are within such entity's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party (and, in the case of the Borrower, to borrow hereunder) and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party (and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement and any Notes). No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Equity Tender, the Debt Tender, the Merger, the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents. This Agreement has been duly executed and delivered on behalf of the Borrower, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of each of the Loan Parties party thereto enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  (e) No Legal Bar. The execution, delivery and performance of the Equity Tender Documents, the Debt Tender Documents, the Merger Agreement, the Loan Documents, including the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to result in a Material Adverse Change.

                  (f) No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, including the Equity Tender, the Debt Tender and the Merger, or (ii) that could reasonably be expected to result in a Material Adverse Change.

                  (g) No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Change. No Default has occurred and is continuing.

                  (h) Ownership of Property; Liens. (i) Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property (including its Mortgaged Property), and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 5.02(a).

                           (ii) As of the Effective Date, neither the Borrower
                  nor any of its Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

                  (i) Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes (collectively, the "Intellectual Property") necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to result in a Material Adverse Change. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, the loss of which would reasonably be expected to result in a Material Adverse Change, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

                  (j) Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

                  (k) Federal Regulations. (i) None of the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

                           (ii) No part of the proceeds of any Advances will be
                  used for any purposes that violate the provisions of the Regulations of the Federal Reserve Board. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1, as the case may be.

                  (l) ERISA. (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan that is intended to qualify under
         Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred that would cause the loss of such qualification. The Borrower and each Commonly Controlled Entity have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                           (ii) There are no pending or, to the best knowledge
                  of the Borrower, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan that has resulted or could reasonably be expected to cause or result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to cause or result in a Material Adverse Change.

                           (iii) (A) No ERISA Event has occurred or is
                  reasonably expected to occur that resulted or is reasonably expected to result in a material liability of the Borrower or any Commonly Controlled Entity; (B) no Pension Plan has any Unfunded Pension Liability in an amount material to the Borrower; (C) neither the Borrower nor any Commonly Controlled Entity has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither the Borrower nor any Commonly Controlled Entity has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan in an amount material to the Borrower; (E) neither the Borrower nor any Commonly Controlled Entity has engaged in a transaction that could be subject to
                  Section 4069 or 4212(c) of ERISA; and (F) no "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) that has resulted or could, with reasonable likelihood, cause or result in a Material Adverse Change has occurred with respect to any Plan.

                  (m) Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment

         Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Federal Reserve Board) that limits its ability to incur Indebtedness.

                  (n) Purpose of Advances. The proceeds of the Advances shall be used by the Borrower solely (i) to pay the cash consideration payable in the Equity Tender, (ii) to pay the cash consideration payable in the Debt Tender, (iii) to pay the cash consideration payable in the Merger (including any payments in respect of appraisal rights pursuant to Section 262 of the Delaware General Corporation Law), (iv) to repay Gaylord's existing bank debt and other existing debt, in each case set forth on Schedule 4.01(n) and (v) to pay fees and expenses in connection with the foregoing.

                  (o) Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Change:

                           (i) The facilities and properties owned, leased or
                  operated by the Borrower or any of its Subsidiaries (the "Properties") and all operations at the Properties are in compliance, and have in the last 5 years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any applicable Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties.

                           (ii) Neither the Borrower nor any of its Subsidiaries
                  has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with applicable Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

                           (iii) Materials of Environmental Concern have not
                  been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

                           (iv) No judicial proceeding or governmental or
                  administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

                           (v) There has been no release or threat of release of
                  Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws.

                  (p) Labor Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Change: (i) there are (A) no strikes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened or (B) no other labor disputes, to the knowledge of the Borrower, pending or threatened against the Borrower or its Subsidiaries; (ii) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (iii) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

                  (q) Accuracy of Information, etc. No statement or information contained in this Agreement, or any other document, certificate or statement furnished by or on behalf of the Borrower or any Subsidiary to the Agent or the Lenders, or any of them, by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement, including preparation of the Information Memorandum, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Borrower that could reasonably be expected to result in a Material Adverse Change that has not been expressly disclosed herein or in any other documents, certificates and statements furnished to the Agent and the Lenders for use in connection with the transactions contemplated hereby, including preparation of the Information Memorandum.

                  (r) Security Documents. (i) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when such Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of each pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.

                           (ii) The Mortgages are effective to create, subject
                  to the Permitted Encumbrances (as defined in the Mortgages), in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Subsidiary Loan Parties' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.01(r), the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Subsidiary Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 5.02(a).

                  (s) Indebtedness. After giving effect to the Debt Tender, the Equity Tender, the Merger and the other transactions contemplated hereby, the Borrower and the Subsidiaries have outstanding no Indebtedness or preferred stock other than (i) the Indebtedness created under the Loan Documents, (ii) Indebtedness of the Borrower and its Subsidiaries (x) incurred prior to giving effect to the Debt Tender, the Equity Tender, the Merger and the other transactions contemplated hereby and (y) disclosed in public filings and (iii) Indebtedness of Gaylord set forth on Schedule 4.01(s).

                                    ARTICLE V

                            COVENANTS OF THE BORROWER

                  SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:

                  (a) Financial Statements. The Borrower shall furnish to the Agent and each Lender:

                           (i) as soon as available, but in any event within 120
                  days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; provided that furnishing a copy of the Borrower's Annual Report on Form 10-K and Annual Report to Stockholders will satisfy the requirements of this Section (a)(i); and

                           (ii) as soon as available, but in any event not later
                  than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that furnishing a copy of the Borrower's Quarterly Report on Form 10-Q will satisfy the requirements of this Section 5.01(a)(ii);

                  all such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                  (b) Certificates; Other Information. The Borrower shall furnish to the Agent and each Lender:

                           (i) concurrently with the delivery of the financial
                  statements referred to in Sections 5.01(a)(i) and (ii), a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, during such period the Borrower has observed or performed all of its covenants and other agreements (and setting forth calculations showing financial covenant compliance), and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default except as specified in such certificate;

                           (ii) within five days after the same are sent, copies
                  of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; provided that the Borrower shall not be required to deliver (A) filings for which confidential treatment has been requested, (B) Registration Statements on Form S-8, (C) Annual Reports on Form 11-K or (D) preliminary prospectuses and the registration statements of which they are a part; and

                           (iii) promptly, such additional financial and other
                  information as any Lender may from time to time reasonably request.

                  (c) Payment of Obligations. The Borrower shall, and shall cause its Material Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

                  (d) Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause its Material Subsidiaries to, continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 5.02(c); comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to result in a Material Adverse Change.

                  (e) Maintenance of Property; Insurance. The Borrower shall, and shall cause its Material Subsidiaries to, keep all property useful and necessary in its business in good working order and condition; maintain through self-insurance or with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Agent, upon written request, full information as to the insurance carried.

                  (f) Books and Records. The Borrower shall, and shall cause its Material Subsidiaries to, keep proper books of records and account in which entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

                  (g) Notices. The Borrower shall promptly give notice to the Agent and each Lender of:

                           (i) the occurrence of any Default;

                           (ii) any (A) default or event of default under any
                  Contractual Obligation of the Borrower or any of its Subsidiaries or (B) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                           (iii) the institution (or overt threat to institute)
                  of any litigation or investigation by any Person, including any Governmental Authority, that exposes, in the Borrower's reasonable and good faith judgment, the Borrower or its Material Subsidiaries to liability in an amount aggregating $10,000,000 or more (exclusive of claims to the extent covered by insurance policies unless the insurers of such claims have disclaimed such coverage or reserved the right to disclaim such coverage on such claims and exclusive of claims to the extent covered by the indemnity of a financially responsible indemnitor in favor of the Borrower or its Material Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim such coverage thereof) or any adverse determination in any litigation involving a potential liability of the Borrower or its Material Subsidiaries equal to or greater than $10,000,000.

                           (iv) the following events, as soon as possible and in
                  any event within 30 days after the Borrower knows or has reason to know thereof: (A) an ERISA Event that has resulted or is reasonably expected to result in a material liability of the Borrower or any Common Controlled Entity; (B) an increase in the Unfunded Pension Liability of any Pension Plan in an amount that would be material to the Borrower; (C) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in an increase in contributions or Unfunded Pension Liability in an amount that would be material to the Borrower; (D) a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) that would result in any material liability to the Borrower or any Commonly Controlled Entity; or (E) any challenge by the IRS to the tax qualification of any Pension Plan under Section 401 or 501 of the Code the adverse determination of which would cause material liability to the Borrower.

                           (v) any development or event which has resulted in or
                  could reasonably be expected to result in a violation of a covenant contained herein.

         Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

                  (h) Environmental Laws. The Borrower shall, and shall cause its Material Subsidiaries to:

                           (i) Comply in all material respects with, and ensure
                  compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                           (ii) Conduct and complete all investigations,
                  studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all material lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

                  (i) Compliance with Laws and Material Contractual Obligations. The Borrower shall, and shall cause its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority and with all Contractual Obligations applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Notwithstanding the foregoing, the Borrower shall comply with Section 3 of the Commitment Letter and Section 2 of the Fee Letter.

                  (j) Inspection of Books and Records. (i) At any time during which no Default shall be continuing, the Borrower shall permit the Agent or the Lenders, or their respective representatives and agents, to visit and inspect any of the Properties of the Borrower or any Material Subsidiary, to examine all their respective books of account, records, reports, and other papers, to make extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and employees all at such reasonable times as may be reasonably requested; provided, however, that no Lender shall be entitled to more than one such visit during each calendar year.

                           (ii) At any time during which a Default shall be
                  continuing, the Borrower shall permit the Agent and the Lenders from time to time, or their respective representatives and agents, to visit and inspect any of the Properties of the Borrower or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom (so long as, in the reasonable opinion of the Borrower, the information to be copied does not constitute proprietary information of its business operations) and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the finances and affairs of the Borrower and its Subsidiaries) all at such times and as often as may be requested.

                  (k) Information Regarding Collateral. The Borrower shall furnish to the Collateral Agent prompt written notice of any change (i) in TIFPC's legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of TIFPC's chief executive office or principal place of business, (iii) in any Subsidiary Loan Party's identity or structure or
         (iv) in TIFPC's Federal Taxpayer Identification Number or organizational number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless written notice has been delivered to the Collateral Agent, together with all applicable information to enable the Collateral Agent to make all filings under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent (on behalf of the Secured Parties) to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

                  (l) Merger. The Borrower shall, and shall cause Merger Sub to, effect promptly (using commercially reasonable efforts) the Merger in accordance with the terms of the Merger Agreement without giving effect to any amendment thereof not approved by the Required Lenders.

                  (m) Post-Closing Obligations. (i) Not later than five Business Days after the Effective Date, the Borrower shall deliver to the Agent
         (x) certificates or instruments representing all the outstanding capital stock of each of Gaylord and Merger Sub owned directly or indirectly by the Borrower and (y) stock powers and instruments of transfer, endorsed in blank, with respect to such certificates or other instruments.

                           (ii) On the day that the certificates or instruments
                  and stock powers or instruments of transfer described in clause (i) above are delivered to the Agent, the Borrower shall also deliver to the Agent a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to the Agent, as to the creation and perfection of the Liens intended to be created under the Pledge Agreement.

                  SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:

                  (a) Limitation on Liens. (i) At any time prior to the consummation of a Material Equity Issuance and the application of the Net Cash Proceeds thereof as required by the terms of this Agreement, the Borrower shall not, nor shall it permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness secured by, or suffer to be created or incurred or to exist, any Lien of any kind upon, or pledge of, any Property or asset now owned or hereafter acquired by it and
         (ii) at any time thereafter, the Borrower shall not, nor shall it permit any of its Material Subsidiaries to, issue, assume or guarantee any Indebtedness secured by, or suffer to be created or incurred or to exist, any Lien of any kind upon, or pledge of, any Timberlands or any Principal Manufacturing Facility or the shares of any Material Subsidiary (other than a Subsidiary of a Financial Services Subsidiary), now owned or hereafter acquired without in any such case effectively providing that the Indebtedness hereunder shall be secured equally and ratably with (or prior to) such Indebtedness, except that the restrictions set forth in clauses (i) and (ii) of this paragraph
         (a) shall not apply to:

                           (i) Liens created under the Loan Documents;

                           (ii) Liens on any property acquired, constructed or
                  improved by the Borrower or any of its Subsidiaries after the date hereof, which Liens are created within 180 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof, or existing Liens on property acquired, provided that such Liens shall not apply to any property theretofore owned by the Borrower or any of its Subsidiaries other than theretofore unimproved real property;

                           (iii) Liens on any property acquired from a
                  corporation that is merged with or into the Borrower or one of its Subsidiaries or Liens outstanding at the time any corporation becomes a Subsidiary of the Borrower after the date hereof;

                           (iv) Liens in favor of the Borrower or any
                  Subsidiary;

                           (v) Liens granted or incurred by any Financial
                  Services Subsidiary;

                           (vi) Mechanics', suppliers', tax and other like Liens
                  arising in the ordinary course of business securing obligations that are not overdue or are being contested in good faith by appropriate legal proceedings diligently conducted, provided that the Person set aside on its books such reserves or other appropriate provisions, if any, as shall be required by GAAP;

                           (vii) Liens existing on the date of this Agreement
                  disclosed on Schedule 5.02(a);

                           (viii) Any Liens arising pursuant to any order of
                  attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings, and adequate provision has been made for the discharge thereof if adversely determined;

                           (ix) Liens securing Indebtedness of the Borrower or
                  its Subsidiaries not otherwise permitted by this Section 5.02(a) which does not, in the aggregate, exceed (A) at any time prior to the consummation of a Material Equity Issuance and the application of the Net Cash Proceeds thereof as required by the terms of this Agreement, $25,000,000 and (B) at any time thereafter, when added to the outstanding principal amount of Indebtedness permitted pursuant to Section 5.02(k)(xii), ten percent (10%) of the Tangible Net Assets; and

                           (x) any extension, renewal or replacement (or
                  successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses
                  (ii), (iii), (iv), (v), (vi) or (vii), provided that the amount of Indebtedness secured thereby is not increased.

         The Liens described in items (i) through (x) above are collectively referred to herein as the "Permitted Liens". The following types of transactions shall not be deemed to create Indebtedness secured by a
         Lien: (x) the mortgage, sale or other transfer of Timber in connection with an arrangement under which the Borrower or any of its Subsidiaries is obligated to cut such Timber or a portion thereof in order to provide the mortgagee or transferee with a specified amount of money, however determined, and (y) Liens in favor of governmental bodies of the United States of America or any state thereof to secure advance, progress or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Liens. Notwithstanding the foregoing, the Borrower shall not, nor shall it permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness (other than Indebtedness created under the Loan Documents) secured by, or suffer to be created or incurred or to exist, any Lien of any kind upon, or pledge of, any Collateral, if such Lien or pledge would rank equally and ratably with (or prior to) the Liens created and the pledges effected pursuant to the Loan Documents.

                  (b) Disposition of Assets. (i) At any time prior to the consummation of a Material Equity Issuance and the application of the Net Cash Proceeds thereof as required by the terms of this Agreement, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) Property or assets that (A) constitute part of the Collateral (other than as expressly permitted in the applicable Security Document) or (B) have an aggregate fair market value in excess of $50,000,000; provided that notwithstanding the foregoing, a Financial Services Subsidiary may sell, assign, lease, convey, transfer or otherwise dispose of assets constituting, in the aggregate, less than substantially all of the assets of such Financial Services Subsidiary.

                           (ii) At any time thereafter, the Borrower shall not,
                  nor shall it permit any Material Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) Property or assets that (A) constitute part of the Collateral (other than as expressly permitted in the applicable Security Document) or (B) would constitute a Substantial Portion to any Person other than a Wholly-Owned Subsidiary, or enter into any agreement to do any of the foregoing;

                  provided that any sale, assignment, lease, conveyance, transfer or other disposition otherwise permitted hereby shall not be permitted unless made for fair value (as certified to the Agent in writing by the chief financial officer of the Borrower) and for consideration at least 80% of which is cash.

                  Notwithstanding anything in this Agreement or the Security Documents to the contrary, the Borrower shall cause TIFPC to (x) maintain aggregate fee simple ownership of not less than 375,000 acres of Timberlands in Hardin, Newton and San Augustine Counties, Texas and
         (y) limit the volume of Timber harvested and removed from the Mortgaged Property so that it does not exceed an aggregate amount of 150,000 cords during the term of this Agreement.

                  (c) Consolidation and Mergers. The Borrower shall not, nor shall it permit any Material Subsidiary to, consolidate or merge with or into any Person, directly or indirectly, whether by operation of law or otherwise, or agree to enter into any similar arrangement, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary.

                  (d) Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, enter, directly or indirectly, into or be a party to any arrangement, agreement or transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any services) with any Affiliate of the Borrower, unless and except to the extent that such arrangement, agreement or transaction (i) is determined in good faith by the Borrower and, if applicable, such Subsidiary to be in the best interest of the Borrower and its Subsidiaries taken as a whole, (ii) is an arrangement, agreement or transaction of a kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary, taking into account and having due regard for the best interest of the Borrower and its Subsidiaries taken as a whole, and
         (iii) is not financially disadvantageous to the Borrower.

                  (e) Use of Proceeds. The Borrower shall use the proceeds of the Advances only for the purposes described in Section 4.01(n).

                  (f) Restrictions on Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any contract, agreement or other arrangement that restricts or limits in any manner, or incur or permit to exist any restriction (other than customary restrictions imposed by corporate law or customary contractual non-assignment provisions) on, the ability of any Subsidiary of the Borrower to (i) make distributions on or with respect to its equity securities to the Borrower or any other Subsidiary of the Borrower,
         (ii) repay obligations to the Borrower or any other Subsidiary of the Borrower or (iii) transfer Property to the Borrower or any other Subsidiary of the Borrower (other than such restrictions or limitations on such Property transfers imposed pursuant to Permitted Liens and other Liens that are not prohibited by Section 5.02(a)); provided that, TIFC is permitted to incur any such restriction to the extent required in connection with any accounts receivable securitization otherwise permitted hereby.

                  (g) Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any Subsidiary to, (i) at any time prior to the consummation of a Material Equity Issuance and the application of the Net Cash Proceeds thereof as required by the terms of this Agreement, enter into any Sale and Leaseback Transaction unless the amount of Attributable Debt incurred, created or assumed by the Borrower and the Subsidiaries in connection with such transaction does not exceed one hundred percent (100%) of the fair market value of the applicable Property or assets, as the case may be, at the time of such lease, plus the cost of repair, alteration or improvement thereof and (ii) at any time thereafter, enter into any Sale and Leaseback Transaction with respect to any Timberlands or Principal Manufacturing Facility unless the amount of Attributable Debt incurred, created or assumed by the Borrower and the Subsidiaries in connection with such transaction does not exceed one hundred percent (100%) of the fair market value of the applicable Timberlands or Principal Manufacturing Facility, as the case may be, at the time of such lease, plus the cost of repair, alteration or improvement thereof, and in the case of clauses (i) and (ii) of this paragraph (g) either:

                           (i) after the consummation of such transaction, and
                  after giving effect thereto, (x) if the consummation of such transaction occurs prior to the consummation of a Material Equity Issuance and the application of the Net Cash Proceeds thereof as required by the terms of this Agreement, the aggregate amount of Attributable Debt in connection with such Sale and Leaseback Transaction and all other Attributable Debt in respect of Sale and Leaseback Transactions of the Borrower and the Subsidiaries at such time (other than Sale and Leaseback Transactions the proceeds of which have been actually applied to the prepayment of Indebtedness in accordance with subsection (ii) hereof) shall not exceed $10,000,000 and (y) at any time thereafter, the sum of:

                                    (A) the aggregate amount of Attributable
                           Debt in connection with such Sale and Leaseback Transaction and all other Attributable Debt in respect of Sale and Leaseback Transactions of the Borrower and the Subsidiaries at such time (other than Sale and Leaseback Transactions the proceeds of which have been actually applied to the prepayment of Indebtedness in accordance with subsection (ii) hereof); plus

                                    (B) the aggregate amount of all Indebtedness
                           secured by Liens permitted in accordance with Section 5.02(a)(ix) at such time; plus

                                    (C) the aggregate amount of all Indebtedness
                           of Subsidiaries permitted in accordance with Section 5.02(k)(xii) at such time, shall not exceed ten percent (10%) of Tangible Net Assets computed at such time; or

                           (ii) the Borrower shall, and in any such case the
                  Borrower covenants that it will, apply an amount equal to the fair market value of the Property so leased to the repayment, within 180 days of the effective date of any such Sale and Leaseback Transaction, of Advances (in accordance with the provisions of Section 2.05 hereof) or of Funded Indebtedness of the Borrower that ranks on a parity with the Advances.

         Notwithstanding the foregoing, the Borrower shall not, and shall not permit any Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property or assets included in the Collateral.

                  (h) Accounting Changes. The Borrower shall not make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

                  (i) Minimum Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio, as measured as of the last day of each Fiscal Quarter, to be less than 3.00:1.00.

                  (j) Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio at any time to be greater than 0.60:1.00.

                  (k) Incurrence of Debt. (i) At any time prior to the consummation of a Material Equity Issuance and the application of the Net Cash Proceeds thereof as required by the terms of this Agreement, the Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist (each an "Incurrence") any Indebtedness and (ii) at any time thereafter, the Borrower shall not permit any Subsidiary to Incur any Indebtedness; provided, however, that the restrictions set forth in clauses (i) and (ii) of this paragraph (k) shall not apply to any of the following:

                           (i) Indebtedness created under the Loan Documents;

                           (ii) Indebtedness secured by a Lien on assets of the
                  Borrower or such Subsidiary permitted pursuant to Section 5.02(a);

                           (iii) Indebtedness of a Person existing at the time
                  such Person is merged into, or consolidated with, the Borrower or a Subsidiary or at the time of a sale, lease, or other disposition of the Properties of such Person (or any division thereof) as an entirety or substantially as an entirety to the Borrower or a Subsidiary; and Indebtedness of a Person existing at the time such Person first becomes a Subsidiary;

                           (iv) Indebtedness existing on the date of this
                  Agreement, including any borrowings under any agreements in effect on the Effective Date in accordance with the terms of such agreements in effect on the Effective Date;

                           (v) Indebtedness owing to, or held by, the Borrower
                  or another Subsidiary;

                           (vi) Indebtedness created in connection with, or with
                  a view to, compliance by the Borrower or such Subsidiary with the requirements of any program adopted by any federal, state, or local Governmental Authority and applicable to the Borrower or such Subsidiary and, in the case of such Indebtedness incurred by a Subsidiary, providing financial or tax benefits to such Subsidiary that are not available directly to the Borrower;

                           (vii) Indebtedness of the Borrower or a Subsidiary
                  incurred to pay all or any part of the purchase price or the cost of construction of Property or equipment acquired by the Borrower or such Subsidiary; provided, however, that such Indebtedness is incurred within one (1) year after acquisition, or completion of construction and full operation, whichever is later; and provided, further, that the aggregate amount of such Indebtedness does not exceed one hundred percent (100%) of the expense incurred to purchase or construct, and to repair, alter, or improve, such real Property, equipment, or fixed assets;

                           (viii) Indebtedness of the Borrower or a Subsidiary
                  incurred to construct additions, substantial repairs or alterations or substantial improvements to Properties of the Borrower or such Subsidiary; provided, however, that the principal amount of such Indebtedness does not exceed the expense incurred to construct such additions, substantial repairs or alterations or substantial improvements; and provided, further, that such Indebtedness is incurred within one (1) year after the completion of construction and full operation;

                           (ix) Indebtedness in respect of obligations issued by
                  a state, a territory or a possession of the United Sates of America, or any political subdivision of any of the foregoing or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a)(1) of the Code (or any successor to such provision) as in effect at the time of issuance of such obligations;

                           (x) Indebtedness of any Financial Services
                  Subsidiary;

                           (xi) Any extension, renewal, or replacement (or
                  successive extension, renewal, or replacement), in whole or in part, of any Indebtedness referred to in the foregoing Section 5.02(k)(i) through Section 5.02(k)(x), inclusive; provided, however, that the principal amount of Indebtedness so Incurred pursuant to such extension, renewal, or replacement and not otherwise permitted by the foregoing Section 5.02(k)(i) through Section 5.02(k)(x) shall not exceed the sum of:

                                    (A) the principal amount of Indebtedness so
                           extended, renewed, or replaced; plus

                                    (B) any premium or fees payable in
                           connection with such extension, renewal, or replacement; and

                           (xii) Indebtedness not otherwise permitted pursuant
                  to this Section 5.02(k); provided, however, that after the Incurrence of any such Indebtedness, no Default shall have occurred or be continuing, and the sum of:

                                    (A) the aggregate amount of such
                           Indebtedness and all other Indebtedness permitted only pursuant to this Section 5.02(k)(xii); plus

                                    (B) the aggregate amount of all Indebtedness
                           secured by Liens permitted only by virtue of Section 5.02(a)(ix) at such time; plus

                                    (C) the aggregate amount of all Attributable
                           Debt in respect of Sale and Leaseback Transactions of the Borrower and the Subsidiaries at such time (other than Sale and Leaseback Transactions, the proceeds of which have been actually applied to the prepayment of Indebtedness in accordance with Section 5.02(g)(ii));

                  shall not exceed (i) at any time prior to the consummation of a Material Equity Issuance and the application of the Net Cash Proceeds thereof as required by the terms of this Agreement, $60,000,000 and (ii) at any time thereafter, ten percent (10%) of Tangible Net Assets computed at such time. Any Person that becomes a Subsidiary after the Effective Date shall be deemed to have incurred, at the time it becomes a Subsidiary, all Indebtedness of such Person outstanding at such time. All Indebtedness of any Person that merges into or consolidates with any Subsidiary after the

                  Effective Date shall be deemed to have been incurred by such Subsidiary at the time of the consummation of such transaction.

                  (l) Restricted Payments; Certain Payments of Indebtedness. (i) The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

                                    (A) the Borrower may declare and pay
                           dividends with respect to its capital stock;

                                    (B) Subsidiaries of the Borrower may make
                           Restricted Payments to the Borrower and to wholly owned Subsidiaries of the Borrower and may declare and pay dividends ratably with respect to their capital stock;

                                     (C) the Borrower may make Restricted
                           Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, officers, consultants, advisors or employees of the Borrower and its Subsidiaries, including the redemption or purchase of shares of common stock of the Borrower held by former employees of the Borrower or any Subsidiary following the termination of their employment in an aggregate amount not exceeding during any fiscal year the amount equal to two times the aggregate amount of Restricted Payments made by the Borrower pursuant to such plans during the last fiscal year ended prior to the Effective Date, provided that exercises of stock options issued pursuant to stock option plans existing on the Effective Date in accordance with the terms of such plans in effect on the Effective Date shall not be included in the calculation of such amount and there shall be no limit on Restricted Payments made in connection with such exercises;

                                    (D) the Borrower and its Subsidiaries may
                           pay the cash consideration payable in the Debt Tender, the cash consideration payable in the Equity Tender and the cash consideration payable in the Merger (including any payments in respect of appraisal rights pursuant to Section 262 of the Delaware General Corporation Law); and

                                    (E) each Financial Services Subsidiary may
                           pay dividends with respect to its preferred stock in an aggregate amount not exceeding the amount of such dividends required to be paid pursuant to the terms of the documents governing such preferred stock.

                           (ii) The Borrower will not, nor will it permit any
                  Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

                                    (A) payment of Indebtedness created under
                           the Loan Documents;

                                    (B) payment of regularly scheduled interest
                           and principal payments as and when due in respect of any Indebtedness (x) of the Borrower or (y) permitted under Section 5.02(k);

                                    (C) refinancings of Indebtedness of the
                           Borrower and, to the extent permitted by clause (xi) of Section 5.02(k), of any Subsidiary; and

                                    (D) payment of secured Indebtedness that
                           becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

                           (iii) The Borrower will not, nor will it permit any
                  Subsidiary to, enter into or be party to, or make any payment under, any Synthetic Purchase Agreement unless (A) in the case of any Synthetic Purchase Agreement related to any shares of capital stock of the Borrower, the payments required to be made by the Borrower are limited to amounts permitted to be paid under clause (i) of Section 5.02(l), (B) in the case of any Synthetic Purchase Agreement related to any Restricted Indebtedness, the payments required to be made by the Borrower or the Subsidiaries thereunder are limited to the amount permitted under clause (ii) of Section 5.02(l) and (C) in the case of any Synthetic Purchase Agreement, the obligations of the Borrower and the Subsidiaries thereunder are subordinated to the Obligations on terms satisfactory to the Required Lenders.

                  (m) Margin Regulations. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Borrower will not, nor will it permit any Subsidiary to, take or fail to take any action, including but not limited to any action with respect to the Collateral or the Mortgaged Property, if that would, in the reasonable judgment of the Agent, result in a violation of the Margin Regulations.

                  (n) Transactions with TIFC. Notwithstanding anything in this Credit Agreement to the contrary, neither the Borrower nor any of its Subsidiaries shall (i) directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) Property or assets to TIFC, except that the Borrower or its Subsidiaries may sell or contribute all or a portion of its accounts receivables to TIFC for consideration that is equivalent to the fair market value (taking into account customary discounts prevailing in the market for similar transactions) for such assets in connection with any accounts receivable securitization that is otherwise permitted hereunder, (ii) make loans, investments, distributions or contributions to TIFC, except that the Borrower or any such Subsidiary may make loans (including performance guaranties), contributions or investments to TIFC to the extent required in connection with any accounts receivable securitization to which TIFC is a party; provided that, the maximum amount of all such accounts receivable securitization transactions of TIFC may not exceed at any time 10% of the Tangible Net Assets, or (iii) merge or consolidate with or into TIFC.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

                  SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) The Borrower shall fail to pay any principal of any Advance when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Advance, or any other amount payable hereunder, within three days after any such interest or other amount becomes due in accordance with the terms hereof (after giving effect to any grace period with respect thereto); or

                  (b) Any representation or warranty made or deemed made by the Borrower herein or in any Note or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                  (c) The Borrower shall default in the observance or performance of any agreement contained in Section 5.01(m), Section 5.02 or the last sentence of Section 5.01(i); or

                  (d) The Borrower or any Subsidiary shall default in the observance or performance of any other agreement contained in this Agreement, any Note or any other Loan Document (other than as provided in paragraphs (a) through (c) of this section), and such default shall continue unremedied for a period of 30 days; or

                  (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (including any Contingent Obligations, but excluding the Advances) when the same shall become due and payable as provided in the instrument or agreement under which such Indebtedness was created on the date such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (with or without the giving of notice, the lapse of time or both if required) such Indebtedness to become due prior to its stated maturity; provided, however, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $10,000,000; or

                  (f) (i) The Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
         (i), (ii), or (iii) above; or (v) the Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any ERISA Event or other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could result in a Material Adverse Change; or

                  (h) One or more judgments or decrees shall be entered against the Borrower or any of its Material Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

                  (i) A Change of Control shall occur;

                  (j) Any Security Document, or any material provision of any Security Document, shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Agent or any Lender) or any Loan Party shall deny or disaffirm in writing such Loan Party's obligations under any Security Document; or

                  (k) Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Agent's failure to maintain possession of any stock certificates, promissory notes, certificates of title or other instruments delivered to it under the Pledge Agreement;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   ARTICLE VII

                                    THE AGENT

                  SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent (it being understood that references in this Article VII to the Agent shall be deemed to include the Collateral Agent) to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to the applicable Loan Documents or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of any Loan Document.

                  SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Indebtedness resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with any Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

                  SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Loan Document.

                  SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Loan Document or any action taken or omitted by the Agent under any Loan Document (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

                  SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release TIFPC from the Guaranty or limit its liability in respect of its guarantee under the Guaranty (except as expressly provided in the Guaranty), (g) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in such Security Documents) or (h) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under any Loan Document.

                  SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at 1300 MoPac Expressway South, Austin, Texas 78746, Attention: Treasurer, with a copy to 303 South Temple Drive, Diboll, Texas 75941, Attention: General Counsel; if to Citibank in its capacity as a Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to
Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

                  SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

                  (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

                  (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(d) or (e), 2.09 or 2.11, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                  (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

                  SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

                  SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                  SECTION 8.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.10 or 2.13) upon at least five Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of the Borrower and the Agent, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.10, 2.13 and 8.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                  (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower.

                  (d) The Agent shall maintain at its address referred to in
Section 8.02 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, in each case to the extent subject to such participation.

                  (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

                  (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                  SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

                  SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                  SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

                  (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  SECTION 8.12. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        TEMPLE-INLAND INC.


                                        By
                                           -----------------------------------
                                            Title:


Commitment                              CITIBANK, N.A.,

$900,000,000                                as Agent


                                        By
                                           -----------------------------------
                                            Title:

                                                                      SCHEDULE I
                                                              TEMPLE-INLAND INC.
                                                                CREDIT AGREEMENT
                                                      APPLICABLE LENDING OFFICES




Name of Lender                           Domestic Lending Office                Eurodollar Lending Office
--------------                           -----------------------                -------------------------

Citibank, N.A.